Exhibit 14.1

RED ROCK RESORTS, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Red Rock Resorts, Inc. (together with its subsidiaries and affiliates, the “Company”) consistent with the highest standards of business ethics. The Board of Directors of the Company (the “Board”) has adopted the Code to assist us in promoting honest and ethical conduct; safeguarding the health and safety of the public and our directors, members, officers and employees (collectively, “Team Members”); ensuring compliance with all applicable laws, rules, and regulations; and preventing fraud, mismanagement, waste and abuse at the Company.
The primary purpose of this Code is to confirm the Company’s commitment to operating pursuant to the highest moral and ethical standards by encouraging Team Members to report unsafe, illegal, fraudulent or wasteful practices by any of the Company's Team Members, suppliers, agents or representatives in violation or apparent violation of the Code (“Improper Conduct”) and to reasonably protect those Team Members who make such reports (commonly referred to as “whistleblowers”) from reprisals.
All Team Members should report suspected Improper Conduct. Reports of Improper Conduct should be made (i) to the Company’s anonymous Theft and Code of Business Conduct and Ethics Hotline at (702) 495-3939); (ii) to a Team Member’s supervisor or manager; (iii) or directly to John Pasqualotto, the Company’s designated ethical ombudsman (the “Ethical Ombudsman”). The Ethical Ombudsman will report any Improper Conduct notifications directly to the Company’s Compliance Committee on not less than a quarterly basis. The Compliance Committee will report to the Audit Committee on not less than a quarterly basis. Any reports of Improper Conduct involving accounting or financial misconduct will be immediately reported to the Chairperson of the Company’s Audit Committee.
The Company will investigate all reports of Improper Conduct. Any Team Member, supplier, agent or representative of the Company who is found to have engaged in Improper Conduct is subject to disciplinary action by the Company, up to and including suspension or termination of the employment or agency relationship, and civil action or criminal prosecution when warranted.
This Code is intended to complement and supplement existing policies and legal requirements. No statement in this Code is intended to authorize, or to prohibit, disciplinary and/or legal action against a Team Member who knowingly discloses information recognized or designated as confidential under law. Where provisions exist elsewhere under law or Company policy governing information disclosure rights and obligations, and/or retaliation relative to such disclosures, those shall apply in lieu of those contained in this Code.
Questions related to the interpretation of this Code should be directed to the Ethical Ombudsman. In the event the Ethical Ombudsman is not available, (i) in the case of any accounting, internal control or auditing matter, questions should be directed to Wes Allison, the Company’s Chief Accounting Officer, and (ii) all other questions should be directed to Matthew Heinhold, the Company’s General Counsel.
I. Statement of Purpose
The purpose of this Code is to ensure that all Team Members adhere to proper legal and ethical standards in their business practices.
It is the further purpose of this Code to affirm the Company’s strong commitment to the highest standards of legal and ethical conduct in its business practices and to set forth the Company’s policies concerning these issues.
This Code applies to all Team Members. This Code is not comprehensive, in that it is not intended to, or capable of anticipating every issue that may arise. The Company encourages Team Members who have questions about the Code and its application to discuss them with their manager or supervisor or the Ethical Ombudsman.

II. Policy Guidelines and Standards of Behavior

A. Ethical Standards and Responsible Behavior.
The Company has a longstanding policy to maintain the highest ethical standards in the conduct of Company affairs and in its relationship with customers, suppliers, Team Members, advisors and the communities in which our operations are located.
As an integral member of the Company, you are expected to accept certain responsibilities, adhere to acceptable business principles in matters of professional conduct and exhibit a high degree of personal integrity at all times. This includes a sincere respect for the rights and feelings of others and demands that while performing your duties for the Company, you refrain from any behavior that might be harmful to you, your fellow Team Members or Company guests, or that might be viewed unfavorably by current or potential guests or by the public at large. While you are on duty or performing your duties on behalf of the Company, your conduct reflects on the Company. As a consequence, you are encouraged to observe the highest standards of professionalism at all times. Although this Code does not attempt to address your activities while not at work or while not performing your duties for the Company, you should be mindful that, due to the regulated nature of the gaming industry, the personal activities that you participate in while you are not at work can have consequences on your job and professional success.
It would be virtually impossible to cite examples of every type of activity which might give rise to a question of unethical, illegal or impermissible conduct. Therefore, it is important for each of you to rely on your own good judgment in the performance of your duties and responsibilities. Nonetheless, the following are examples of specific acts that are prohibited:

▪	Engaging in any illegal, unlawful or criminal conduct;

▪	Falsifying employment or other Company records;

▪	Soliciting gratuities from customers, suppliers or vendors;

▪	Excessive or unauthorized use of Company resources and supplies, particularly for personal purposes;

▪	Theft of property from co-workers, guests or the Company;

▪	Possession of firearms or other weapons while on Company property or on Company business, unless in a security position that requires possession of a firearm or weapon;

▪	Failing to maintain the confidentiality of Company, customer, vendor or Team Member information; and

▪	Refusing to cooperate in any investigation by the Company.
If you are unclear as to the proper course of action, you should seek advice and counsel from the Ethical Ombudsman. The reputation and good name of the Company depend entirely upon the honesty and integrity of each one of us.
All Team Members, suppliers, representatives and agents of the Company must conform to ethical and legal standards, abide by the law and preserve the Company's integrity and reputation. Failure by Team Members to adhere to this Code may result in disciplinary action, up to and including discharge from employment or termination of relationship with the Company.
The Company respects your right to discuss terms and conditions of your employment, including wages and benefits, with co-workers and others, and engage in protected, concerted activities, including support of any labor organization. Nothing in this Code is intended to interfere with you rights under federal and state laws, including the National Labor Relations Act.

B. Entertainment, Gifts, Favors and Gratuities.
The purpose of the Company's policy relating to entertainment, gifts, favors and gratuities is to avoid any implication that unfair or preferential treatment will be granted or received by any Team Members, suppliers, representatives and agents in their course of dealing on behalf of the Company. When in doubt as to whether conduct violates this Code, a basic consideration should be whether public disclosure would be embarrassing to the Company or the recipient, and any such behavior should be avoided. The following general guidelines are provided:

▪	Gifts of cash, or cash equivalents, are never permissible regardless of amount other than Team Members who receive tips in the ordinary course of their jobs.

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An especially strict standard is imposed on gifts, services or considerations of any kind from current and potential suppliers, tenants, service providers and consultants. Only those considerations which are deemed common business courtesies will be permitted.

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Gifts, favors and entertainment may be given to others, including customers, at Company expense, if they are legal, consistent with accepted business practices and not considered material to the recipient.

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Giving, offering or promising anything of value for the purpose of influencing someone in connection with Company business or a Company transaction is impermissible and may be unlawful. Similarly, it is impermissible and may be unlawful to solicit, demand or accept anything of value with the intent of being influenced or rewarded in connection with any Company business or transaction. Therefore, no Team Member, representative or agent may give or receive any gift if it could reasonably be viewed as being done to gain a business advantage for the Company or for a Team Member, representative or agent of the Company.

Team Members are not prevented from incurring normal business-related expenses for entertainment or from accepting personal mementos of minimal value. It is also acceptable to allow a supplier or customer to pay for a business meal.
C. Bribes.
The Company will pay only those representatives and agents with whom it has a formal written agreement or from whom it has an invoice detailing the business purpose and amount to be paid. A Team Member, representative or agent may make a payment to a provider of goods or services to the Company for only the amount that constitutes the proper remuneration for the service rendered or goods provided. A Team Member may not make a payment if that Team Member knows, or has reason to believe, the payment will be used as a bribe.
D. “Inside” Information.
The following is a summary of the Company's Policy on Insider Trading. For additional details please obtain a copy of the full Securities Trading Policy from the Ethical Ombudsman.
1. Clarifying the meaning of “inside” information.
U.S. Securities regulations, which regulate transactions in corporate securities (stocks and bonds), impose severe sanctions against the use of “inside” information in the purchase and sale of securities by “insiders” of a company for their own benefit and profit. “Inside” information includes any important material fact that has not been disclosed to the public which might be a factor in a decision to buy or sell a particular security. Examples of “material” facts include, but are not limited to, advance knowledge of operating income or loss or earnings results, a pending proposed merger or acquisition/disposition of a significant asset, establishment of a program to repurchase securities of a company, a change in control or change in senior management of a company, or development of a significant new product, invention, discovery or line of business. With respect to the Company, an “insider” includes not only Team Members, representatives or agents, but family members, friends, brokers or anyone to whom the inside information is communicated by such Team Members, representatives or agents. The securities include not only those of the Company, but also the securities of any company of which you have acquired important, non-public knowledge as a result of your employment. Specifically, you should not trade in the securities of any company which, to your knowledge, is under consideration as an acquisition by the Company or with whom the Company is considering entering into a major contractual relationship.

Regulations which are designed to protect the investing public are strictly enforced, and both civil and criminal action can be taken against both the individual and the company involved. If you have any doubts as to whether a contemplated securities transaction might be deemed a violation of the “insider” trading rule, you should refer to the Policy on Insider Trading and/or consult with or seek the advice of the Ethical Ombudsman.
2. Policy prohibiting certain investments.
Team Members may not own a significant interest in any company that competes with the Company. Team Members may not own a significant interest in a company that does business with the Company (such as a Company tenant or supplier) without the prior written approval of the Ethical Ombudsman; provided, however, that approval is not required if the entity is a publicly traded company and the Team Member’s only relationship with any such entity is to have an interest of less than 2% of the outstanding shares of the company.
E. Conflicts of Interest.
The term “conflict of interest” describes any circumstance that would cast doubt on the ability of a Team Member to act with total objectivity with regard to the Company's interests. Each Team Member is expected to avoid any action or involvement which would in any way compromise his or her actions on behalf of the Company. Activities that could raise a question of conflict of interest include, but are not limited to, the following:

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Conducting business on behalf of the Company with a member of the Team Member’s family or a business organization in which the Team Member, representative or agent (or a member of his or her family) has a significant association.

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Serving in an advisory, consultative, technical or managerial capacity for, or having a significant financial or other beneficial interest in, any non-affiliated business organization which does significant business with or is a competitor of the Company.

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Accepting money, personal gifts (other than those that are deemed common business courtesies), loans (other than loans from lending institutions at prevailing interest rates) or other special treatment or gratuities (not in the ordinary course of employment) from any supplier, customer or competitor of the Company or receiving, directly or indirectly, improper personal benefits as a result of using Company property or obtaining Company services.  See Section II. B. Entertainment, Gifts, Favors and Gratuities for more detail.

Every Team Member is prohibited from engaging in any activity or association that creates or appears to create a conflict between his or her personal interests and the Company's business interests. In addition, a Team Member must not allow any situation or personal interests to interfere with his or her exercise of independent judgment or with his or her ability to act in the best interests of the Company.
F. Protection and Proper Use of Company Assets.
Company assets, such as information, materials, supplies, software, hardware and facilities, among other property, are valuable resources owned, licensed or otherwise belonging to the Company. Company assets also include proprietary information such as intellectual property, including patents, trademarks, trade secrets and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Company assets should be used only for legitimate business purposes. Accordingly, all Team Members should endeavor to protect the Company’s assets and ensure their efficient use.
Unauthorized use of Company assets is prohibited and should be reported. The personal use of Company assets without permission is prohibited, although incidental personal use is permitted. If you have any questions about whether your personal use of a Company asset is incidental, you should ask for guidance from the Ethical Ombudsman before taking action.
Team Members should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephone systems. Company property also includes all written communications. Team Members and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communications. These communications may also be subject to disclosure to law enforcement or government officials.

G. Corporate Opportunities.
Team Members owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Except to the extent explicitly permitted pursuant to written agreement with the Company, Team Members are therefore prohibited from (i) without the written consent of the Ethical Ombudsman (or, in the case of any executive officer, principal financial officer, or director, the Board), taking for themselves personally opportunities that are discovered through the use of Company property, information or position, (ii) using Company property, information or position for improper personal gain and (iii) competing with the Company.
H. Confidentiality.
Team Members must not disclose to anyone outside the Company any “confidential information” entrusted to them by the Company or its suppliers, customers or business partners, except when disclosure is authorized, in writing, by the Ethical Ombudsman or otherwise legally required. “Confidential information” includes all non-public information that might be useful to competitors, or harmful to the Company or its suppliers, customers or business partners, if disclosed. Confidential information includes, for example, trade secrets, technology, research, customer and supplier lists, unannounced financial data and projections, marketing and pricing strategies and business plans.
The obligation to preserve confidential information continues even after a Team Member is no longer employed by the Company.
This provision does not prohibit discussions regarding wages, benefits or other terms of employment.
I. Competition and Fair Dealing.
The Company seeks to outperform our competitors fairly and honestly through superior performance, never through unethical or illegal business practices. Acquiring proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing disclosures of such information by past or present employees, agents or representatives of other companies is prohibited.
Team Members should endeavor to deal fairly and in good faith with the Company’s customers, suppliers and competitors and their employees. No Team Member should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice.
Team Members are prohibited from engaging in the following activities if such activities would be reasonably likely to violate any applicable anti-trust or competition law:
(i) entering into any understanding, agreement, plan or scheme, express or implied, formal or informal, with any competitor with regard to prices, terms or conditions of sale or service, production, distribution, territories or customers;
(ii) exchanging or discussing with a competitor prices, terms or conditions of sale or service, or any other competitive information; or
(iii) engaging in any other conduct which violates any applicable anti-trust or competition laws.
J. Record Keeping.
The Company requires honest and accurate recording and reporting by Team Members of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported. In addition, many Team Members regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor.
All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s email and record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Ethical Ombudsman or the Company’s General Counsel.
K. Accurate and Timely Periodic Reports.
The Company is committed to providing full, fair, accurate, timely and understandable disclosure in periodic reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company. Specifically, the Company shall:
(i) maintain accurate books and records that fully, fairly and accurately reflect the Company’s financial information and reporting of transactions;
(ii) ensure that the financial statements and other financial information included in periodic reports is prepared in accordance with generally accounting principles and fairly presents in all material respects the financial condition, results of operations and cash flows of the Company;
(iii) maintain such disclosure controls and procedures to ensure that material information relating to the Company is made known to management, particularly during the periods in which the Company’s periodic report are being prepared;
(iv) maintain such internal controls and procedures for financial reporting to provide reasonable assurances that the Company’s financial statements are fairly presented in conformity with generally accepted accounting principles;
(v) prohibit the establishment of any material undisclosed or unrecorded funds or assets;
(vi) disclose material off-balance sheet transactions in compliance with applicable laws and regulations; and
(vii) otherwise present information in a clear and orderly manner and minimize the use of legal and financial jargon in the Company’s periodic reports.
Each Team Member who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must take all necessary steps to ensure that the Company provides full, fair, accurate, timely and understandable disclosure. Team Members must also cooperate with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants.
L. Compliance with Laws, Rules and Regulations
All Team Members must obey all applicable local and state laws, governmental rules and regulations in the states in which the Company operates, as well as all applicable federal laws. Particularly, the Company is committed to:
(i) maintaining a workplace that is free from discrimination or harassment based on race, gender, age, color, religion or any other characteristic that is unrelated to the Company’s interests or otherwise protected by law;
(ii) complying with all applicable environmental, health and safety laws;
(iii) supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;
(iv) prohibiting any unlawful and improper payments (including bribes or kickbacks), gifts, favors or other gratuities to suppliers, customers, U.S., state, local or foreign government officials or other third parties; and
(v) complying with all applicable federal and state securities laws, including laws prohibiting insider trading.

III. Complaint/Inquiry Procedures

A. Reporting a Violation of this Code of Ethics.
The Company encourages Team Members to report all actual or perceived violations of this Code of Ethics (referred to as “Improper Conduct”) to the anonymous Theft and Code of Business Conduct and Ethics Hotline at (702) 495-3939 or to the Ethical Ombudsman, regardless of who the offender may be. Any individual who is asked, ordered, directed or encouraged to engage in Improper Conduct, witnesses Improper Conduct or otherwise acquires knowledge of Improper Conduct, should immediately report the Improper Conduct to the anonymous Hotline; or, to his or her manager or supervisor or the Ethical Ombudsman.
Any manager or supervisor who observes Improper Conduct or receives a complaint or report of Improper Conduct must advise the Ethical Ombudsman immediately. In addition, managers and supervisors are responsible for maintaining a system of management controls which detect and deter Improper Conduct. Failure by a manager or supervisor to establish management controls or to report Improper Conduct within the scope of this Code may result in disciplinary action against the manager or supervisor, up to and including suspension or termination. The Ethical Ombudsman is available to assist management in establishing management systems and recognizing Improper Conduct.
Reasonable care must be taken in dealing with suspected Improper Conduct to avoid any of the following:

▪	Baseless allegations or allegations made with reckless disregard for their truth or accuracy.

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Notifying a Team Member, representative or agent who is suspected of Improper Conduct of such suspicion and/or disclosing suspected Improper Conduct to others not involved with the investigation before sufficient facts are known.

▪	Violations of a person's rights under law.
Accordingly, a manager or supervisor who learns of suspected Improper Conduct should:

▪	Contact the Ethical Ombudsman or report the suspected Improper Conduct to the Anonymous Theft and Code of Business Conduct and Ethics Hotline, immediately.

▪	Defer to the Ethical Ombudsman to contact the person suspected of Improper Conduct to further investigate the matter.

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Avoid discussing the matter with the person suspected of Improper Conduct or with anyone other than the Ethical Ombudsman, any person designated the Ethical Ombudsman as acting on his behalf, or a duly authorized law enforcement officer.

▪	Direct all inquiries from any attorney retained by the suspected individual or any other representative of the person suspected to the Company's General Counsel.

▪	Direct all inquiries from the media to the Company's General Counsel.
Prompt reporting of violations of this Code is important to the investigatory process. It is equally important for Team Members to understand what constitutes a violation of this Code. Therefore, any Team Member who would like additional information or advice with respect to any particular act or conduct is encouraged to consult with or seek the advice of the Ethical Ombudsman.
Reports to the Anonymous Theft and Business Conduct and Ethics Hotline may be made by calling (702) 495-3939.
Reports made to the Ethical Ombudsman may be made in person or as follows:
John Pasqualotto
Ethical Ombudsman
Red Rock Resorts, Inc.
1505 S. Pavilion Center Dr.
Las Vegas, NV 89135
Direct: (702) 495-3698
e-mail:  john.pasqualotto@stationcasinos.com

Wes Allison
Chief Accounting Officer
Red Rock Resorts, Inc.
1505 S. Pavilion Center Dr.
Las Vegas, NV 89135
Direct: (702) 495-3293
e-mail: wes.allison@stationcasinos.com

Matthew Heinhold
General Counsel
Red Rock Resorts, Inc.
1505 S. Pavilion Center Dr.
Las Vegas, NV 495-4251
e-mail: matt.heinhold@stationcasinos.com
Each Team Member will be given a copy of this Code and will be required to confirm receipt of the same by signing a Team Member Acknowledgment Form.
B. The Investigatory Process.
All reports of violations of this Code will be handled in a sensitive and discrete manner. Confidentiality will be maintained throughout the entire investigatory process to the extent practicable and appropriate under the circumstances to protect the privacy of persons involved. However, the Company cannot guarantee confidentiality, and there is no such thing as an “unofficial” or “off the record” report. The Company must act upon all reports received. Nonetheless, the Company will attempt to keep the identity of anyone reporting Improper Conduct confidential, unless: (1) the reporting person agrees to be identified; (2) identification is necessary to allow the Company or law enforcement officials to investigate or respond effectively to the report; or (3) identification is required by law.
C. Protection Against Retaliation.
The Company does not tolerate acts of retaliation against any individuals who make a good faith report of Improper Conduct and any acts of retaliation should be reported to your manager or supervisor or the Ethical Ombudsman immediately. Retaliation against any individual who makes a good faith report of an actual or possible violation of this Code or who assists in providing information as part of an investigation made pursuant to this Code is also a violation of this Code.
D. Responsive Action.
Conduct that is determined to violate this Code will be dealt with appropriately. Responsive action may include special or additional training, referral to counseling and disciplinary action, such as warnings, reprimands, withholding a promotion, reassignment, temporary suspension without pay, compensation adjustments or termination.
IV. Disclosure/Amendments and Waivers
This Code will be made available on the Company’s website. The Company shall file a copy of this Code as an exhibit to its Annual Report on Form 10-K and shall include a statement in such report indicating that it has adopted this Code, that a copy of this Code is available on its website and that it shall disclose any amendment of this Code or any waiver of any provision of this Code for any principal financial officer, the CEO or any director on the Company’s website.
Any waiver of any provision of this Code of Ethics for any executive officer, principal financial officer or director may be made only by the entirety of the Board. The provisions of this Code of Ethics may be waived for any other Team Member by the Ethical Ombudsman, the Compliance Committee or Audit Committee.

This Code, as applied to the Company’s principal financial officers, shall be our “code of conduct” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder and the rules of the Nasdaq Stock Market.
THIS CODE AND THE MATTERS CONTAINED HEREIN ARE NEITHER A CONTRACT OF EMPLOYMENT NOR A GUARANTEE OF CONTINUING COMPANY POLICY. WE RESERVE THE RIGHT TO AMEND, SUPPLEMENT OR DISCONTINUE THIS CODE AND THE MATTERS ADDRESSED HEREIN, WITHOUT PRIOR NOTICE, AT ANY TIME.